Exhibit 4.3

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

OF NINE ENERGY SERVICE, INC.

This FIRST AMENDMENT, dated as of July 24, 2017, is adopted, executed and agreed to, for good and valuable consideration, by and among Nine Energy Service, Inc., a Delaware corporation (the “Company”), and SCF-VII, L.P. (“SCF”).

RECITALS

WHEREAS, the board of directors of the Company and SCF have determined that it is advisable and in the best interest of the Company to amend the Second Amended and Restated Nine Energy Service, Inc. Stockholders Agreement, dated as of February 28, 2017 (the “SHRRA”); and

WHEREAS, pursuant to Section 5.2 of the Amended and Restated Stockholders Agreement, the Company and SCF may amend or restate the SHRRA by a written instrument adopted, executed and agreed to by the Company and SCF.

NOW THEREFORE, in consideration of these premises, the mutual promises, covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties agree as follows:

1. Amendment.

(a) Section 5.1 of the SHRRA is hereby deleted in its entirety and replaced with the following:

5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (a) when delivered if delivered in person or sent by nationally recognized overnight or second day courier service, (b) upon transmission by fax or email if confirmed (whether voluntary or automatic confirmation of delivery), or if not so confirmed, upon such original transmission by fax or email if any other method of delivery is utilized within three Business Days after such original transmission by fax or email, or (c) three Business Days after deposit with a United States post office, five Business Days after deposit with a United States post office in the case of notice to any party with an address outside of the United States, or five Business Days after deposit with a post office outside of the United States, if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company, addressed to:

Nine Energy Service, Inc.

16945 Northchase Drive

Suite 1600

Houston, Texas 77060

Attention: Chief Executive Officer

Facsimile: (281) 605-1318

With a copy (which shall not constitute notice) to:

SCF Partners

600 Travis Street, Suite 6600

Houston, Texas 77002

Attention: Anthony F. Deluca

Facsimile: (713) 227-7850

if to a Stockholder or Warrantholder, addressed to such Person at the address for notice set forth opposite such Person’s name on Annex I,

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others in accordance with this Section 5.1.

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SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE SECOND

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF

NINE ENERGY SERVICE, INC.

IN WITNESS WHEREOF, this Amendment to the SHRRA is executed effective as of the date first above written.

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Name: Theodore R. Moore
Title: SVP, General Counsel

SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE SECOND

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF

NINE ENERGY SERVICE, INC.

IN WITNESS WHEREOF, this Amendment to the SHRRA is executed effective as of the date first above written.

SCF-VII, L.P.

By:	SCF-VII, G.P., Limited Partnership, its General partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ Anthony Deluca
Name: Anthony Deluca
Title: Managing Director

SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE SECOND

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF

NINE ENERGY SERVICE, INC.